EXHIBIT 99.1

For Immediate Release: January 30, 2014

Occidental Petroleum Announces 4th Quarter and Twelve Months of 2013 Net Income

●	Q4 2013 core income of $1.4 billion, or $1.72 per diluted share
●	Q4 2013 net income of $1.6 billion, or $2.04 per diluted share
●	Q4 2013 total company oil and gas production of 750,000 barrels of oil equivalent per day
●	Total year net income of $5.9 billion, or $7.32 per diluted share

HOUSTON --January 30, 2014 -- Occidental Petroleum Corporation (NYSE:OXY) announced core income for the fourth quarter of 2013 of $1.4 billion ($1.72 per diluted share), compared with $1.5 billion ($1.83 per diluted share) for the fourth quarter of 2012.  Net income was $1.6 billion ($2.04 per diluted share) for the fourth quarter of 2013, compared with $336 million ($0.42 per diluted share) for the fourth quarter of 2012.  The fourth quarter of 2013 includes an after-tax gain of $665 million ($0.83 per diluted share) from the sale of a portion of an investment in the General Partner of Plains All American Pipeline, L.P., and an after-tax charge of $395 million ($0.49 per diluted share) related to the impairment of certain non-producing domestic oil and gas acreage.  The fourth quarter of 2012 included an after-tax charge of $1.1 billion ($1.41 per diluted share), almost all of which was related to the impairment of gas assets in the Midcontinent.
Net income for the twelve months of 2013 was $5.9 billion ($7.32 per diluted share), compared with $4.6 billion ($5.67 per diluted share) for the same period in 2012.  After excluding the non-core items, 2013 core income was $5.6 billion ($6.95 per diluted share) for the full year of 2013, compared with $5.8 billion ($7.09 per diluted share) for the same period in 2012.
In announcing the results, Stephen I. Chazen, President and Chief Executive Officer, said, "We had strong results in our domestic program in 2013.  We grew our domestic liquids production by 15,000 barrels per day, or 5 percent, to 343,000 barrels per day on a year-over-year basis.  Our focused drilling program and emphasis on efficiencies yielded a 24-percent reduction in our drilling costs relative to 2012 and a 17-percent improvement in operating costs, resulting in domestic oil and gas operating expenses of $14.43 per BOE for the year.  Our domestic proved liquids reserve replacement was 228 percent and we replaced all of our domestic gas production with our drilling program.
"Based on our preliminary reserve estimates, we added about 470 million barrels of reserves, resulting in a reserve replacement ratio of 169 percent for the total company.  Of the

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total reserve additions, 156 percent, or about 433 million barrels, resulted from our development program.
"Our focus on capital and operating efficiencies helped us generate $12.9 billion of cash flow from operations during the twelve months of 2013.  We spent $8.8 billion of our cash flow on capital expenditures, repurchased almost 11 million shares and reduced our debt by 9 percent.  Our year-end cash balance was $3.4 billion compared to the 2012 year-end level of $1.6 billion."

TWELVE-MONTH RESULTS

Oil and Gas

Oil and gas core earnings were $8.5 billion for the twelve months of 2013, compared with $8.8 billion for the same period of 2012.  The 2013 results reflect higher domestic earnings resulting from improved oil and gas realized prices and higher liquids volumes, lower operating costs partially offset by higher DD&A rates and lower NGL prices.  International results were lower on a year-over-year basis, due to lower liquids sales volumes, lower oil prices and higher operating costs and DD&A rates in the Middle East/North Africa.
Operating costs dropped significantly in 2013 compared with 2012. Domestic operating costs for the twelve months of 2013 were $14.43 per barrel, compared to $17.43 for the full year of 2012.  For the entire company, operating costs for the twelve months were $13.76 per barrel, compared to $14.99 for the full year of 2012.
Oil and gas production volumes for the twelve months were 763,000 barrels of oil equivalent per day (BOE) per day for 2013, compared with 766,000 BOE per day for the 2012 period.  Year-over-year, Oxy’s domestic production increased by 9,000 BOE per day.  International production was 12,000 BOE per day lower, mainly due to lower cost recovery barrels in the Dolphin and Oman operations and field and port strikes in Libya.  Daily sales volumes were 762,000 BOE in the twelve months of 2013, compared with 764,000 BOE for 2012.
Oxy's worldwide realized prices were flat for crude oil and lower for NGLs but increased for both domestic crude oil and natural gas on a year-over-year basis.  Worldwide realized crude oil prices were $99.84 per barrel for the twelve months of 2013, compared with $99.87 per barrel for the twelve months of 2012.  Worldwide NGL prices were $41.03 per barrel for the twelve months of 2013, a reduction of 9 percent from $45.18 per barrel for the twelve months of 2012.  Domestic crude oil prices increased from $93.72 per barrel in the twelve months of 2012 to $96.42 per barrel in the twelve months of 2013.  Domestic gas prices increased by about 29 percent from $2.62 per MCF in the twelve months of 2012 to $3.37 per MCF in the twelve months of 2013.

Chemical

Chemical core earnings were $612 million for the twelve months of 2013, compared with $720 million for the same period in 2012. The lower 2013 earnings primarily resulted from higher energy costs, higher ethylene costs and lower chlor-alkali and chlorinated organics

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pricing driven by continued unfavorable supply/demand fundamentals and reduced export demand.

Midstream, Marketing and Other

Midstream core earnings were $543 million for the twelve months of 2013, compared with $439 million for the same period in 2012. The 2013 results reflected higher earnings in the pipeline and power generation businesses and improved marketing and trading performance.  Marketing performance improved $110 million on a year-over-year basis mainly by capturing regional crude price differentials by utilizing new pipelines providing access to Gulf refineries.  These improvements were partially offset by lower income in the gas processing business due in part to the plant turnarounds in the Permian operations.

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings were $1.5 billion for the fourth quarter of 2013, which included $607 million pre-tax charges for impairment of certain non-producing domestic properties.  After excluding the asset impairments from both periods, oil and gas core earnings were $2.1 billion for the fourth quarter of 2013, compared with $2.3 billion for the fourth quarter of 2012.  The current quarter results reflect higher domestic earnings resulting from improved oil realized prices and higher volumes, and lower operating costs partially offset by higher DD&A rates.  International results were lower on a year-over-year basis, due to lower liquids sales volumes and higher DD&A rates in the Middle East/North Africa.
For the fourth quarter of 2013, daily oil and gas production volumes averaged 750,000 BOE, compared with 779,000 BOE in the fourth quarter of 2012.  While production increased in the California and South Texas operations, overall domestic production was lower due to severe weather conditions and plant turnarounds in the Permian operations and reduced domestic gas drilling.  Middle East/North Africa production was lower mostly due to lower cost recovery barrels in Oman and Iraq and field and port strikes in Libya.  Daily sales volumes were 772,000 BOE for the fourth quarter of 2013 and 784,000 BOE for the fourth quarter of 2012. Sales volumes were higher than production volumes due to the timing of liftings in Oxy’s international operations, primarily in Iraq.
Oxy’s realized price for worldwide crude oil increased 3 percent to $99.27 per barrel for the fourth quarter of 2013, compared with $96.19 per barrel for the fourth quarter of 2012.  Domestic crude oil prices increased by almost 8 percent in the fourth quarter of 2013 to $94.52 per barrel, compared to $87.81 per barrel in the fourth quarter of 2012.  Middle East/North Africa crude oil prices and worldwide NGL prices were lower on a year-over-year basis for the fourth quarter of 2013.  Domestic gas prices increased by almost 8 percent in the fourth quarter of 2013 to $3.33 per MCF, compared with $3.09 in the fourth quarter of 2012.
On a sequential quarterly basis, worldwide realized crude oil prices decreased approximately 5 percent and worldwide realized NGL prices increased approximately 10

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percent.  On a geographic basis, domestic crude oil prices decreased by about 9 percent and Middle East/North Africa oil prices increased by about 3 percent.

Chemical

Chemical segment earnings for the fourth quarter of 2013 were $128 million, compared with $180 million in the fourth quarter of 2012.  The decrease was primarily due to higher energy and ethylene costs and lower caustic soda prices.  New chlor-alkali capacity resulted in a significant increase in competitive activity in the fourth quarter, causing price pressure.

Midstream, Marketing and Other

Midstream segment earnings were $1.1 billion for the fourth quarter of 2013.  After excluding non-core items, which were primarily the gain on the sale of a portion of the Plains Pipeline investment, core earnings were $68 million for the fourth quarter of 2013, compared with $75 million for the fourth quarter of 2012. The decrease reflected lower marketing and trading performance and weaker results in the gas processing business due in part to the plant turnarounds in the Permian operations, partially offset by higher earnings in the pipeline business.

About Oxy

Occidental Petroleum Corporation (OXY) is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause results to differ include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; higher-than-expected costs; the regulatory approval environment; reorganization or restructuring of Occidental’s operations; not successfully completing, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions; lower-than-expected production from development projects or acquisitions; exploration risks; general economic slowdowns domestically or internationally; political conditions and events; liability under environmental regulations including remedial actions; litigation; disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber attacks or insurgent activity; failure of risk

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management; changes in law or regulations; or changes in tax rates. Words such as "estimate", "project", "predict", "will", "would", "should", "could", "may", "might", "anticipate", "plan", "intend", "believe", "expect", "aim", "goal", "target", "objective", "likely" or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part 1, Item 1A "Risk Factors" of the 2012 Form 10-K. Occidental posts or provides links to important information on its website at www.oxy.com.  Occidental calculates its reserves replacement ratio for a specified period by using the applicable oil-equivalent proved reserves additions divided by oil-equivalent production.

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Contacts:

Melissa E. Schoeb (media)
melissa_schoeb@oxy.com
310-443-6504

or

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental's quarterly performance, please visit the website: www.oxy.com

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Attachment 1

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Fourth Quarter		Twelve Months
($ millions, except per-share amounts)	2013	2012	2013	2012
SEGMENT NET SALES
Oil and Gas	$4,953	$4,874	$19,132	$18,906
Chemical	1,111	1,141	4,673	4,580
Midstream, Marketing and Other	374	355	1,538	1,399
Eliminations	(266)	(199)	(888)	(713)

Net Sales	$6,172	$6,171	$24,455	$24,172

SEGMENT EARNINGS
Oil and Gas (a)	$1,511	$522	$7,894	$7,095
Chemical (b)	128	180	743	720
Midstream, Marketing and Other (c)	1,098	75	1,573	439
	2,737	777	10,210	8,254

Unallocated Corporate Items
Interest expense, net	(23)	(30)	(110)	(117)
Income taxes	(973)	(249)	(3,755)	(3,118)
Other (d)	(93)	(134)	(423)	(384)

Income from Continuing Operations	1,648	364	5,922	4,635
Discontinued operations, net	(5)	(28)	(19)	(37)

NET INCOME	$1,643	$336	$5,903	$4,598

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$2.05	$0.45	$7.35	$5.72
Discontinued operations, net	(0.01)	(0.03)	(0.02)	(0.05)
	$2.04	$0.42	$7.33	$5.67

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$2.05	$0.45	$7.34	$5.71
Discontinued operations, net	(0.01)	(0.03)	(0.02)	(0.04)
	$2.04	$0.42	$7.32	$5.67
AVERAGE COMMON SHARES OUTSTANDING
BASIC	801.7	807.1	804.1	809.3
DILUTED	802.1	807.7	804.6	810.0

(a) Oil and Gas - The fourth quarter and twelve months of 2013 include $607 million of pre-tax charges related to the impairment of domestic non-producing acreage. The fourth quarter and twelve months of 2012 include
$1.7 billion of pre-tax charges related to the impairment of domestic gas assets and related items.
(b) Chemical - Twelve months of 2013 includes a $131 million pre-tax gain for the sale of an investment in Carbocloro, a Brazilian chemical operation.
(c) Midstream - The fourth quarter and twelve months of 2013 include a $1,030 million pre-tax gain for the sale of a portion of an investment in Plains Pipeline and other items.
(d) Unallocated Corporate Items - Other - Twelve months of 2013 includes a $55 million pre-tax charge for the estimated cost related to the employment and post-employment benefits for the Company's former Executive
Chairman and termination of certain other employees and consulting arrangements.

Attachment 2

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Fourth Quarter			Twelve Months
($ millions)	2013		2012	2013		2012
CAPITAL EXPENDITURES	$2,486	(a)	$2,510	$9,037	(a)	$10,226

DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$1,451		$1,191	$5,347		$4,511

(a) Includes 100 percent of the capital expenditures for BridgeTex Pipeline, which is being consolidated in Oxy's financial statements. Our partner contributes its share of the capital. The Company's net capital expenditures after these reimbursements were $8.8 billion and $2.4 billion for the twelve months and fourth quarter of 2013, respectively.

Attachment 3

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core results," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core results is not considered to be an alternative to operating income reported in accordance with generally accepted accounting principles.

	Fourth Quarter
($ millions, except per-share amounts)	2013	Diluted EPS	2012	Diluted EPS
TOTAL REPORTED EARNINGS	$1,643	$2.04	$336	$0.42

Oil and Gas
Segment Earnings	$1,511		$522
Add:
Asset impairments and related items	607		1,731

Segment Core Results	2,118		2,253

Chemicals
Segment Earnings	128		180
Add:
No significant items affecting earnings	-		-

Segment Core Results	128		180

Midstream, Marketing and Other
Segment Earnings	1,098		75
Add:
Plains Pipeline sale gain and other	(1,030)		-

Segment Core Results	68		75

Total Segment Core Results	2,314		2,508

Corporate
Corporate Results --
Non Segment (a)	(1,094)		(441)
Add:
Litigation reserves	-		20
Tax effect of pre-tax adjustments	154		(636)
Discontinued operations, net (b)	5		28

Corporate Core Results - Non Segment	(935)		(1,029)

TOTAL CORE RESULTS	$1,379	$1.72	$1,479	$1.83

(a) Interest expense, income taxes, G&A expense and other.
(b) Amounts shown after tax.

Attachment 4

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Twelve Months
($ millions, except per-share amounts)	2013	Diluted EPS	2012	Diluted EPS
TOTAL REPORTED EARNINGS	$5,903	$7.32	$4,598	$5.67

Oil and Gas
Segment Earnings	$7,894		$7,095
Add:
Asset impairments and related items	607		1,731

Segment Core Results	8,501		8,826

Chemicals
Segment Earnings	743		720
Add:
Carbocloro sale gain	(131)		-

Segment Core Results	612		720

Midstream, Marketing and Other
Segment Earnings	1,573		439
Add:
Plains Pipeline sale gain and other	(1,030)		-

Segment Core Results	543		439

Total Segment Core Results	9,656		9,985

Corporate
Corporate Results --
Non Segment (a)	(4,307)		(3,656)
Add:
Charge for former executives and
consultants (b)	55		-
Litigation reserves	-		20
Tax effect of pre-tax adjustments	179		(636)
Discontinued operations, net (c)	19		37

Corporate Core Results - Non Segment	(4,054)		(4,235)

TOTAL CORE RESULTS	$5,602	$6.95	$5,750	$7.09

(a) Interest expense, income taxes, G&A expense and other.
(b) Reflects pre-tax charge for the estimated cost related to the employment and post-employment benefits for the
Company's former Executive Chairman and termination of certain other employees and consulting arrangements.
(c) Amounts shown after tax.

Attachment 5

SUMMARY OF OPERATING STATISTICS - PRODUCTION

	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
NET OIL, GAS AND LIQUIDS PRODUCTION PER DAY
United States
Oil (MBBL)
California	94	92	90	88
Permian	146	146	146	142
Midcontinent and Other	30	27	30	25
Total	270	265	266	255

NGLs (MBBL)
California	20	21	20	17
Permian	36	40	39	39
Midcontinent and Other	17	16	18	17
Total	73	77	77	73

Natural Gas (MMCF)
California	260	242	260	256
Permian	147	162	157	155
Midcontinent and Other	355	396	371	410
Total	762	800	788	821

Latin America
Oil (MBBL) - Colombia	29	30	29	29

Natural Gas (MMCF) - Bolivia	12	12	12	13

Middle East / North Africa
Oil (MBBL)
Dolphin	7	7	6	8
Oman	64	74	66	67
Qatar	69	71	68	71
Other	29	40	39	40
Total	169	192	179	186

NGLs (MBBL)
Dolphin	7	7	7	8
Other	-	-	-	1
Total	7	7	7	9

Natural Gas (MMCF)
Dolphin	145	138	142	163
Oman	42	56	51	57
Other	253	242	241	232
Total	440	436	434	452

Barrels of Oil Equivalent (MBOE)	750	779	763	766

Attachment 6

SUMMARY OF OPERATING STATISTICS - SALES

	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
NET OIL, GAS AND LIQUIDS SALES PER DAY

United States
Oil (MBBL)	270	265	266	255
NGLs (MBBL)	73	77	77	73
Natural Gas (MMCF)	762	800	789	819

Latin America
Oil (MBBL) - Colombia	23	30	27	28

Natural Gas (MMCF) - Bolivia	12	12	12	13

Middle East / North Africa
Oil (MBBL)
Dolphin	7	7	6	8
Oman	65	70	68	66
Qatar	66	75	67	71
Other	59	43	38	40
Total	197	195	179	185

NGLs (MBBL)
Dolphin	7	7	7	8
Other	-	2	-	1
Total	7	9	7	9

Natural Gas (MMCF)	440	436	434	452

Barrels of Oil Equivalent (MBOE)	772	784	762	764